Exhibit (10)-27
AGREEMENT
     AGREEMENT, dated as of the 1st day of January, 2006, by and between THE BANC CORPORATION, a Delaware corporation (the “Corporation”) and JAMES MAILON KENT, JR.., an individual resident of the State of Alabama (the “Participating Director”).
RECITALS:
     The Corporation and/or its wholly-owned subsidiary Superior Bank (formerly known as The Bank, and hereinafter called the “Subsidiary”) and the Participating Director are parties to one or more Deferred Compensation Agreements identified on Exhibit A attached hereto (‘whether one or more, the “Deferred Compensation Agreement”). The Participating Director has become vested in benefits under the Deferred Compensation Agreement. The Corporation and the Participating Director desire to terminate the obligations of the Corporation and/or the Subsidiary under the Deferred Compensation Agreement and, in exchange therefor, the Corporation will make available to the Participating Director benefits under the Special Alternative Deferred Compensation Plan attached hereto as Exhibit B (the “Plan”). Benefits under the Plan shall be in full satisfaction of all obligations of the Corporation and/or the Subsidiary to the Participating Director under the Deferred compensation Agreement.
     NOW, THEREFORE, in consideration of the above recitals and the mutual promises and covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
     1. The Corporation shall credit to the Account (as defined in the Plan) of the Participating Director under the Plan the amount of $154,547.00. The Participating Director hereby agrees to accept such amount credited to his Account under the Plan in full satisfaction of any and all obligations of the Corporation and/or the Subsidiary under the Deferred Compensation Agreement
     2. Each of the Corporation and the participating Director hereby agree to be bound by the terms of the Plan, which are hereby incorporated herein by reference.
     3. . In consideration of the Corporation’s adoption of the Plan and crediting of the amounts specified in Section 1 above to the Participating Director’s Account under the Plan, the Participating Director, for himself and for his heirs, executors, administrators, personal representatives, successors and assigns, does hereby forever release and discharge the Corporation, the Subsidiary and their respective officers, directors, employees and agents from any and all, obligations and liabilities of any kind whatsoever under the Deferred Compensation Agreement, including, but not limited to, the obligation to make the payments specified therein. The Participating Director hereby acknowledges that benefits under the Plan are in full satisfaction of all obligations of the Corporation and/or the Subsidiary under the Deferred Compensation Agreement and acknowledges that amounts payable to the Participating Director under the Plan may be more or less than the amounts to which the Participating Director was entitled under the Deferred Compensation Agreement.

     4. The Participating Director acknowledges that he has had an opportunity to discuss the terms of the Plan and this Agreement with his attorneys, accountants, and financial and other advisors if he has so chosen and that he has executed this Agreement voluntarily and with full knowledge of its contents, intending to be bound hereby.
     5. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, applied without giving affect to any conflicts-of-law principles. All prior negotiations and understandings with respect to the subject matter hereof, whether oral or in writing, and expressly including the Deferred Compensation Agreement, are merged into and superseded by this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE BANC CORPORATION

By	/s/ C. Stanley Bailey
C. Stanley Bailey
Chief Executive Officer

/s/ James Mailon Kent, Jr. James Mailon Kent, Jr.

EXHIBIT A
     1. Deferred Compensation Agreement, dated September 21, 1999, between The Banc Corporation and James Mailon Kent, Jr., as amended by the First Amendment dated December 31, 2004.
     2. Deferred Compensation Agreement, dated November 9, 1999, between The Bank and James Mailon Kent, Jr., as amended by the First Amendment dated December 31, 2004.
     3. Any other agreements between The Bane Corporation and/or The Bank and James Mailon Kent, Jr. purporting to modify, amend or supplement the above-referenced Agreements or otherwise to provide for deferred compensation benefits.

EXHIBIT B
THE BANC CORPORATION
SPECIAL ALTERNATIVE DEFERRED COMPENSATION PLAN
Section 1. Background and Purpose of Plan
     A. The Banc Corporation, a Delaware corporation (the “Corporation”) has previously entered into Deferred Compensation Agreements (“Old DCAs”) with certain directors and officers of the Corporation and/or its primary subsidiary, pursuant to which the Corporation and/or its subsidiary agreed to make certain payments to such directors and officers upon the satisfaction of certain vesting periods and other conditions.
     B. Certain directors or former directors of the Corporation or its subsidiary (“Participating Directors”) have become vested in benefits under the Old DCAs.
     C. The Corporation and the Participating Directors have agreed that the Corporation may satisfy its obligations to the Participating Directors by establishing this Special Alternative Deferred Compensation Plan (the “Plan”) and crediting the account of each Participating Director under the Plan with an agreed-upon amount.
Section 2. Definitions
     As used in this Plan, the following terms shall have the meanings set forth below:
     Account: A deferral account established for each Participating Director under the Plan, which Account shall be credited with the Initial Contribution for such Participating Director and credited or charged with any fluctuation in the value of deemed investments directed by such Participating Director, including any dividends, distributions or other payments deemed to be made with respect to such deemed investments.
     Account Balance: With respect to a Participating Director, the amount deemed to be contained in such Participating Director’s Account at any time, based on the Initial Contribution, subsequent Investment Returns and any Distributions.
     Administrative Agent: Such qualified investment/financial advisory firm as the Committee may from time to time designate to provide day-to-day administration of the Plan, subject to the authority and direction of the Committee. The initial Administrative Agent shall be TBG/Lynch, a wholly owned subsidiary of TBG Financial & Insurance Services Corp.
     Benchmark Funds: Such mutual funds, proprietary funds or proprietary or published indices as may be determined by the Committee from time to time in which the amounts in each Director’s Account may be deemed to be invested. Unless and until otherwise determined by the Committee, the Benchmark Funds will comprise (a) HIMCO (Hartford Investment Management

Division) Lehman Aggregate Bond Division; (b) HIMCO (Hartford Investment Management Division) S&P Index Division 3; (c) Vanguard VIF Mid Cap Index Portfolio; (d) Morgan Stanley Emerging Markets Equity Portfolio (Class I Shares); and (e) American International Fund Class 2.
     Committee: The Compensation Committee of the Board of Directors of the Corporation, or any other committee that may be appointed from time to time by such Board of Directors for the purpose of administration of the Plan.
     Corporation: The Banc Corporation, a Delaware corporation, or any successor entity thereto.
     Distributions: Cash distributions from a Participating Director’s Account.
     Initial Contribution: The amount, expressed in dollars, initially credited to a Participating Director’s Account at the initiation of the Plan.
     Investment Returns: The deemed gains or losses allocable to a Participating Director’s Account based .on the performance of the Benchmark Funds in which such Participating Director’s Account Balance is deemed to be invested, as determined by the Administrative Agent.
     Participating Director: An individual for whom an Account is established under the Plan.
     Plan: This Special Alternative Deferred Compensation Plan, as it may be amended from time to time.
     Plan Year: January 1 through December 31 in any calendar year beginning on or after January 1, 2006.
Section 3. Establishment of Accounts; Deemed Investments
     A. The Corporation will establish an Account for each Participating Director, and will credit to such Account the amount of such Participating Director’s Initial Contribution.
     B. Each Participating Director shall specify one or more Benchmark Funds in which such Participating Director’s Account Balance shall be deemed to be invested. Each Participating Director may change the allocation among the Benchmark Funds of deemed investments in such Participating Director’s Account on a quarterly basis, by written notice given to the Administrative Agent not later than 15 days before the end of any calendar quarter. All such allocations, and any changes therein, shall be in whole percentage amounts.
     C. Each Participating Director will be fully vested at all times in such Participating Director’s Account Balance.

     D. Investment Returns will be valued daily and recorded to each Account monthly by the Administrative Agent.
     E. No Investment Returns shall be credited to any Account after the last day of the tenth Plan Year, or such earlier date on which all Account Balances have been distributed.
Section 4. Distributions
     A. Each Participating Director may elect to take Distributions from such Participating Director’s Account Balance beginning at the end of the fifth Plan Year or beginning at the end of the tenth Plan Year. A Participating Director who has elected to take distributions at the end of the fifth Plan Year may defer such distributions until the end of the tenth Plan Year by giving written notice to the Administrative Agent not later than the last business day of the fourth Plan Year.
     B. At the election of a Participating Director, such Participating Director may receive Distributions in a lump sum or in either five or ten annual installments. A Participating Director may change such election once by written notice given to the Administrative Agent by not later than the last business day of the fourth Plan Year.
     C. If a Participating Director dies at a time when such Participating Director has a positive Account Balance, the Corporation shall pay the amount of such Account Balance to such Participating Director’s beneficiary or estate in a lump sum as soon as practicable after the date of death.
Section 5. Unsecured Obligation of Corporation
     A. The Initial Contribution and all Investment Returns are deemed investments used to measure the obligations of the Corporation under this Plan only and do not represent actual segregated amounts. A Participating Director shall look only to the Corporation for the payment of any amounts due hereunder, and shall have the status of a general unsecured creditor of the Corporation. The Initial Contribution and all Investment Returns are assets of the Corporation and are subject to the claims of creditors of the Corporation.
     B. None of the Corporation, the Committee or The Administrative Agent makes any representation, warranty or guaranty that there will be positive Investment Returns, that a Participating Director’s Account Balance will remain positive, or that the entire amount of the Initial Contribution may not be lost. No Participating Director shall have any claim against the Corporation, the Committee or the Administrative Agent as a result of the Investment Returns deemed credited to such Participating Director’s Account or as a result of any diminution in value in such Account.
Section 6. Administration of the Plan
A.	The Plan shall be administered by the Committee. The Committee has delegated day-to-day responsibility for administration to the Administrative Agent. No Participating Director shall have any claim against the Administrative Agent unless such claim relates directly to the willful misconduct of the Administrative Agent.
     B. The Corporation shall pay all expenses of the Administrative Agent, and such expenses shall not reduce any Account Balances.
Section 7. Amendment; Termination
     A. The Board of Directors of the Corporation may amend the Plan from time to time in its discretion; provided, however, that no such amendment may reduce the amounts then credited to a Participating Director’s Account.
     B. The Board of Directors of the Corporation may terminate the Plan at any time, and upon such termination, each Participating Director shall receive a lump sum payment equal to the amount of such Participating Director’s Account Balance as of the effective date of termination, payable as soon as practicable after such date.
     C. A Participating Director may terminate his participation in the Plan upon 90 days’ prior written notice to the Administrative Agent, and upon such termination, such Participating Director shall receive a lump sum payment equal to the amount of such Participating Director’s Account Balance as of the effective date of termination, payable within 120 days after the Administrative Agent’s receipt of such notice.